Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
ENDEAVOUR OPERATING	:	Case No. 14–12308 (KJC)
CORPORATION, et al.,[1]	:
	:	(Jointly Administered)
Debtors.	:
	:	Bid Procedures Hearing Date:
05/20/15 at 3:00 p.m. (ET)
	x	Bid Procedures Objection Deadline:
05/13/15 at 4:00 p.m. (ET)

DEBTORS’ MOTION FOR (I) ORDER APPROVING (A) BID PROCEDURES, INCLUDING PROCEDURES FOR SELECTION
OF STALKING HORSE PURCHASERS, (B) PROCEDURES FOR ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY
CONTRACTS AND UNEXPIRED LEASES AND RELATED NOTICES, (C) NOTICE OF AUCTION, STALKING HORSE HEARING
AND SALE HEARING, AND (D) RELATED RELIEF AND (II) ORDER (A) APPROVING THE SALE OF SUBSTANTIALLY ALL
OF THE DEBTORS’ ASSETS FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES AND OTHER INTERESTS
PURSUANT TO BANKRUPTCY CODE SECTIONS 105, 363(b), (f), AND (m), (B) APPROVING ASSUMPTION,
ASSIGNMENT AND SALE OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES PURSUANT TO BANKRUPTCY CODE
SECTIONS 363 AND 365 AND RELATED CURE AMOUNTS, AND (C) GRANTING RELATED RELIEF

Endeavour Operating Corporation and its above-captioned debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), respectfully represent:

Jurisdiction and Venue

1. This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012. This is a core proceeding pursuant to 28 U.S.C. § 157(b), and pursuant to Rule 9013-1(f) of the Local Rules of Bankruptcy Practice and Procedure for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), the Debtors consent to the entry of a final order by the Court in connection with this Motion to the extent that it is later determined that the Court, absent consent of the parties, cannot enter final orders or judgments consistent with Article III of the United States Constitution.

2. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

Relief Requested

3. Pursuant to sections 105, 363, and 365 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and Rules 2002-1 and 6004-1 of the Local Rules, Debtors hereby move the Court for the entry of an order (the “Bid Procedures Order”), substantially in the form attached hereto as Exhibit A, (i) approving the bid procedures (the “Bid Procedures,” substantially in the form attached to the Bid Procedures Order as Exhibit 1) for the sale of substantially all of the Debtors’ U.S. assets (the “Assets”), including the procedures for the selection of stalking horse purchasers, (ii) approving the procedures for the assumption, assignment, and sale of executory contracts and unexpired leases, including notice of proposed cure costs (the “Assumption and Assignment Procedures”), (iii) establishing a date for an auction if the Debtors receive one or more timely and acceptable Qualified Bids (as defined herein) (the “Auction”), a hearing to approve the Debtors’ selection of one or more Stalking Horse Purchasers, if any, and the provision of Bid Protections (as defined herein) to such Stalking Horse Purchasers, if necessary (the “Stalking Horse Hearing”), and a final hearing (the “Sale Hearing”) to approve the sale of the Assets (the “Sale Transaction”), and (iv) approving the form and manner of notice of the Auction, Stalking Horse Hearing, Sale Hearing, and the Assumption and Assignment Procedures. For the avoidance of doubt, the Sale Transaction shall not include any assets of the Debtors located outside the U.S. The Debtors also hereby move the Court, pursuant to Bankruptcy Code sections 105, 363, and 365, Bankruptcy Rules 2002, 6004, and 6006, and Local Rules 2002-1 and 6004-1, for the entry of an order (the “Sale Order”), substantially in the form attached hereto as Exhibit B, (i) approving the sale of substantially all of the Debtors’ Assets free and clear of all liens, claims, encumbrances, and other interests, (ii) approving the assumption, assignment, and sale of certain executory contracts and unexpired leases pursuant to Bankruptcy Code sections 363 and 365 and related cure amounts, and (iii) granting related relief.

Background

4. On October 10, 2014 (the “Petition Date”), each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code in this Court. The Debtors are authorized to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

5. The Debtors’ chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015(b) and Local Rule 1015-1.

6. On December 11, 2014, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed the Official Committee of Unsecured Creditors (the “Committee”).

The Debtors’ Businesses

7. The Debtors, together with their non-debtor affiliates (collectively, “Endeavour”), comprise an independent oil and gas company engaged in the acquisition, exploration and development of energy reserves and resources onshore in the United States (“U.S.”) and offshore in the United Kingdom (“U.K.”) North Sea. Endeavour manages its domestic and overseas businesses from its headquarters in Houston, Texas. As reflected in Endeavour International Corporation’s most recent 10-K, as of the end of 2014, the U.S.-based businesses and assets include exploration licenses and/or producing properties located in Colorado, Louisiana, Montana, New Mexico, Pennsylvania and Texas, and comprised approximately 18% of their proven oil and gas reserves. The U.K.-based businesses and assets include exploration licenses and producing properties in the North Sea that, as of the end of 2014, comprised the remaining 82% of their proven oil and gas reserves. Only certain of the U.S.-based entities and one non-operating foreign entity are Debtors in these proceedings. The Debtors’ other foreign entities, which encompass their U.K.-based businesses, are not debtors in these cases and are continuing to conduct their businesses in the ordinary course.

8. Additional information about the Debtors’ businesses, capital structure and the circumstances leading to the commencement of these chapter 11 cases can be found in the Declaration of William L. Transier in Support of the Debtors’ Chapter 11 Petitions and Request for First Day Relief (the “Transier Declaration”) (D.I. 12), filed on the Petition Date.

Events Leading to the Sale Transaction

9. On October 10, 2014, prior to filing the Debtors’ chapter 11 cases, the Debtors entered into an agreement (the “Restructuring Support Agreement”) with certain of the March 2018 and June 2018 Noteholders, 5.5% and 6.5% Convertible Noteholders, and 7.5% Convertible Bondholders (as each term is defined in the Restructuring Support Agreement) (the “Consenting Creditors”) that set forth the terms upon which the Debtors would seek to recapitalize and restructure their businesses pursuant to a consensual chapter 11 plan (the “Consensual Restructuring”). The Restructuring Support Agreement and the Consensual Restructuring were the culmination of months of extensive negotiations between the Debtors and the Consenting Creditors.

10. The Consensual Restructuring set the Debtors on a path toward a successful balance sheet restructuring and swift emergence from chapter 11. The broad support garnered for the Consensual Restructuring from significant creditors throughout the Debtors’ capital structure reflected a consensus that the agreements embodied in the Restructuring Support Agreement would best preserve the Debtors’ enterprise value for the benefit of all creditors. Additionally, such support increased the likelihood of a smooth and unobstructed route towards confirmation of a plan that would significantly reduce the Debtors’ debt burden and increase their liquidity while returning meaningful distributions to creditors.

11. The Consensual Restructuring was developed in an industry environment where oil prices had remained relatively stable during the preceding four years. Indeed, from early 2011 until shortly before the Petition Date, the spot price for Brent Crude Oil had fluctuated between roughly $100 and $115 a barrel. At the time the Debtors and Consenting Creditors executed the Restructuring Support Agreement, the spot price for Brent Crude Oil had dipped slightly to approximately $90 a barrel.

12. With the Restructuring Support Agreement in hand, the Debtors filed their chapter 11 cases on the Petition Date with a clear path forward. The foundation for confirmation already laid, the Debtors worked diligently to implement the Consensual Restructuring. The Debtors (i) developed the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Proposed Plan”) (D.I. 284), which reflected the terms of the Restructuring Support Agreement, (ii) obtained Court approval of the Proposed Disclosure Statement for the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”) (D.I. 285), (iii) set a confirmation hearing for February 9, 2015, (iv) facilitated negotiations among the Consenting Creditors regarding the terms of the various corporate governance and securities documents required to implement the Proposed Plan, which culminated in the filing of the Supplement to Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan Supplement”) (D.I. 376), and (v) completed the solicitation of votes to accept or reject the Proposed Plan.

13. Unfortunately, since the Petition Date, the oil and gas industry has faced significant economic headwinds. On the Petition Date, Brent Crude Oil was trading at a price of $90.50 per barrel, and U.K. Natural Gas was trading at $8.15 per million British Thermal Units (“MMBTU”). Since the Petition Date, however, the price of Brent Crude Oil has dropped significantly, closing at $64.80 as of April 27, 2015. Likewise, the price of U.K. Natural Gas closed at $6.75 per MMBTU as of the same date.

14. Because of the drop in oil and gas prices and its impact on the business plan upon which the Restructuring Support Agreement was premised, the Debtors decided to delay confirmation to consider the implications of the continuing commodity price decline on the Proposed Plan.  Thus, on February 3, 2015, less than a week before the scheduled confirmation hearing, the Debtors adjourned the confirmation hearing to a date to be determined to allow themselves time to further evaluate the financial impact of the recent industry downturn on the Debtors’ business plan and the Proposed Plan’s confirmation prospects.  See Notice of Adjournment of Confirmation Hearing and Certain Related Deadlines, filed February 3, 2015 (D.I. 417).

15. Following extended discussions with the Committee and certain creditors regarding the impact of falling oil and gas prices on the Restructuring Support Agreement, the Debtors have determined that the Restructuring Support Agreement and Proposed Plan are no longer feasible. Even if the Proposed Plan were to be confirmed, if oil and gas prices remain at their current levels, the Debtors anticipate that there could be a breach of their leverage ratio covenant in the third quarter of 2015 under that certain Amended and Restated Credit Agreement, dated as of September 30, 2014, by and among Endeavour International Holding B.V., END Finco LLC, Endeavour International Corporation, the Lenders Party thereto, and Credit Suisse AG, Cayman Islands Branch (the “EEUK Term Loan”), which would result in a default under the EEUK Term Loan and a liquidity shortfall at the end of the fourth quarter of 2015.

16. In light of the potential covenant breaches, the Debtors began evaluating in earnest alternatives to the Proposed Plan as early as February. The Debtors have focused their initial efforts on those creditor groups they believe are most capable and most likely to assist in a restructuring of Endeavour’s capital structure. The Debtors first engaged in regular discussions with the advisors to certain of the holders of the 12% Notes due March 2018 (the “Ad Hoc Group of First Priority Noteholders”) regarding the need to address the potential covenant breaches under the EEUK Term Loan facility. In connection with those discussions, the Debtors worked with the advisors to the Ad Hoc Group of First Priority Noteholders to resolve open diligence questions and other issues. After several weeks of continued discussions with the advisors to the Ad Hoc Group of First Priority Noteholders, the Debtors also determined to move forward concurrently with discussions with the advisors to certain of the secured lenders under the EEUK Term Loan (the “Ad Hoc Group of EEUK Term Loan Lenders”) regarding a potential solution. Since early March, the Debtors have participated in regular discussions and meetings with the advisors to the Ad Hoc Group of EEUK Term Loan Lenders regarding diligence and other issues and have also met with the principals of the Ad Hoc Group of EEUK Term Loan Lenders to discuss potential restructuring alternatives.

17. The Debtors remain desirous that their discussions with these creditors, and broader discussions to come, will result in a solution that allows the Debtors to address their current financial situation and continue the exploration of such alternatives as additional capital, repayment of debt, waivers or amendments under existing debt documents, and continuing review of allocation of recoveries in the current pricing environment. To date, however, the Debtors have been unable to formulate a revised Restructuring Support Agreement. While the Debtors are continuing to engage in discussions with certain creditor groups, they have determined at this time to pursue a sale of their U.S. assets while continuing to focus on alternatives regarding the remainder of their capital structure.

18. Prior to the filing of this Motion, the Debtors issued a notice to the Consenting Creditors that the Debtors were exercising their right to terminate the Restructuring Support Agreement under the terms thereof. The Debtors have also determined to withdraw the Proposed Plan, as they are no longer in a position to pursue the Proposed Plan as contemplated by the Restructuring Support Agreement. The only substantial continuing obligation under the Restructuring Support Agreement is the reimbursement of reasonable professional fees of various professionals; at this point, however, the Debtors do not believe continuing reimbursements of such professional fees is reasonable under the current circumstances, unless the Debtors otherwise consent.

19. After evaluating different courses of action, the Debtors have determined in their business judgment that a timely sale of all or part of the Assets is in the best interests of the Debtors, their estates and creditors, and all parties in interest under the circumstances. A protracted chapter 11 case could, among other things, permanently deplete the value of the Debtors’ estates. The Sale Transaction, on the other hand, will preserve and protect the value of the Assets with the ultimate goal of maximizing the benefit to the Debtors’ estates and their stakeholders. In furtherance of the same goal, certain non-Debtor affiliates are exploring restructuring alternatives, including preparing for the commencement of a separate marketing process in the U.K. for the sale of substantially all of their U.K.-based oil and gas assets. Pursuant to this Motion, the Debtors seek authorization to sell all or part of the Assets and approval of bidding procedures for such sale.

The Proposed Asset Purchase Agreement

20. The Debtors have prepared a form asset purchase agreement (the “Asset Purchase Agreement,” substantially in the form attached hereto as Exhibit C), which will be provided to all prospective bidders (each, a “Potential Bidder”) in connection with a marketing process for the Assets. Potential Bidders will be required to submit to the Debtors an executed Asset Purchase Agreement (a “Modified Asset Purchase Agreement”) reflecting the terms upon which the Potential Bidder would seek to effect a purchase of the Assets and the assumption of certain liabilities as soon as is practicable, but no later than August 4, 2015 at 5:00 p.m. (prevailing Eastern Time) (the “Bid Deadline”). The Debtors will also entertain entering into one or more agreements (collectively, the “Stalking Horse Agreements”) with one or more stalking horse purchasers (the “Stalking Horse Purchasers”), as may be determined by the Debtors in their business judgment, for, respectively, all or any non-overlapping portion of the Assets prior to the Bid Deadline. Any and all Potential Bidders interested in becoming a Stalking Horse Purchaser must submit a Qualified Bid by June 22, 2015 at 5:00 p.m. (prevailing Eastern Time). The Debtors propose to designate any Stalking Horse Purchasers on July 8, 2015.

21. Upon the selection of one or more Stalking Horse Purchasers, the Debtors will file and serve a notice that includes (i) the identity of each proposed Stalking Horse Purchaser selected, (ii) a summary of the key terms of each Stalking Horse Agreement, (iii) a summary of the type and amount of bid protections (the “Bid Protections”), if any, being offered to each proposed Stalking Horse Purchaser, (iv) a summary of any necessary modifications or amendments to the Bid Procedures, and (v) a copy of each Stalking Horse Agreement. The Debtors request that the Court set a hearing on July 21, 2015 at 10:00 a.m. (prevailing Eastern Time) (the “Stalking Horse Hearing”), or such other time as the Court is available, to approve any such Stalking Horse Purchasers, Stalking Horse Agreements, and accompanying Bid Protections on an expedited basis. The Debtors request that the Court set a deadline for the filing of any objections to the approval of any Stalking Horse Purchaser, Stalking Horse Agreement, and Bid Protections no later than July 14, 2015 at 4:00 p.m. (prevailing Eastern Time), with the deadline for any Debtor replies set for July 17, 2015 at 4:00 p.m. (prevailing Eastern Time).

22. In the event that the Debtors do not select any Stalking Horse Purchasers, the Debtors will provide to the Notice Parties (as defined herein) a summary of the principal terms of any Successful Bids (as defined in the Bid Procedures Order) prior to the Sale Hearing. The Debtors request that the Court schedule the Sale Hearing for August 26, 2015 at 10:00 a.m. (prevailing Eastern Time) or such other time as the Court is available. The Debtors may adjourn the Sale Hearing at any time in their discretion without further notice.

The Bid Procedures

23. By this Motion, the Debtors request entry of the Bid Procedures Order, which will, among other things, establish the following timeline:2

Proposed Sale Timeline
Deadline to Serve Sale Notice and Notice of	May 22, 2015
Assumption and Assignment
Sale Notice Publication Deadline	June 10, 2015
Assumption and Assignment Objection Deadline	June 10, 2015 at 4:00 p.m.
(prevailing Eastern Time)
Stalking Horse Bid Deadline	June 22, 2015 at 5:00 p.m. (prevailing Eastern Time)

Stalking Horse Designation Deadline	July 8, 2015 at 5:00 p.m. (prevailing Eastern Time)

Stalking Horse Objection Deadline	July 14, 2015 at 4:00 p.m. (prevailing Eastern Time)

Stalking Horse Reply Deadline	July 17, 2015 at 4:00 p.m. (prevailing Eastern Time)

Stalking Horse Hearing (if required)	July 21, 2015 at 10:00 a.m. (prevailing Eastern Time)

Stalking Horse Defect Notice Deadline	August 3, 2015 at 5:00 p.m. (prevailing Eastern Time)
Bid Deadline	August 4, 2015 at 5:00 p.m. (prevailing Eastern Time)

Deadline to Notify Qualified Bidders	August 7, 2015 at 5:00 p.m. (prevailing Eastern Time)

Auction (if required)	August 11, 2015 at 9:30 a.m. (prevailing Central Time)

Deadline to Publish Auction Results	August 14, 2015

Sale Objection Deadline	August 18, 2015 at 4:00 p.m. (prevailing Eastern Time)

Sale Reply Deadline	August 24, 2015 at 4:00 p.m. (prevailing Eastern Time)

Sale Hearing	August 26, 2015 at 10:00 a.m. (prevailing Eastern Time)

24. The Bid Procedures are designed to maximize value for the Debtors’ estates while ensuring an orderly sale process. The Bid Procedures describe, among other things, the procedures for parties to access due diligence, the manner in which Potential Bidders and bids become “qualified,” the procedures for receipt and negotiation of bids received, the conduct of any auction, the selection and approval of any ultimately successful bidders, and related deadlines (the “Bidding Process”). The Bidding Process affords the Debtors a sufficient opportunity to pursue a robust sale process that will maximize the value of their Assets for the benefit of their estates.

25. Certain of the key terms of the Bid Procedures are highlighted below, in accordance with Local Rule 6004-1(c):3

i.	Diligence: Upon execution of a confidentiality agreement containing terms satisfactory to the Debtors, any prospective bidder identified by the Debtors as reasonably likely to be a Qualified Bidder (as defined in the Bid Procedures) that wishes to conduct due diligence on any of the Assets may be granted access to all material information regarding the Debtors’ Assets, provided that if any Potential Bidder is (or is affiliated with) a competitor of the Debtors, the Debtors will not be required to disclose to such Potential Bidder any trade secrets or proprietary information unless the confidentiality agreement executed by such Potential Bidder contains appropriate provisions to ensure that such trade secrets or proprietary information will not be used for an improper purpose or to gain an unfair competitive advantage. If the Debtors determine that a Potential Bidder does not constitute a Qualified Bidder, then such Potential Bidder shall not be entitled to receive due diligence access or additional non-public information.

ii.	Bid Deadline: Any person or entity interested in participating in the Auction must submit a Qualified Bid (as defined in the Bid Procedures) on or before August 4, 2015 at 5:00 p.m. (prevailing Eastern Time) in writing, to the attorneys for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Gary T. Holtzer, Esq. and Stephen A. Youngman, Esq.). The Debtors may, with the consent of any designated Stalking Horse Purchasers, if any, extend the Bid Deadline, but shall promptly notify the Stalking Horse Purchasers and all Potential Bidders of any such extension. A summary of all Qualified Bids shall be provided, on a professionals’ eyes only basis, to the advisors to: (i) the Committee, (ii) the Ad Hoc Group of EEUK Term Loan Lenders, and (iii) certain of the holders of the 12% Notes due March 2018 and the 12% Notes due June 2018 (the “Ad Hoc Group of Prepetition Priority Noteholders”) by August 7, 2015 at 5:00 p.m. (prevailing Eastern Time), which deadline is subject to extension if the Bid Deadline is extended.

iii.	Auction Qualification Process: To be eligible to participate in the Auction, each Potential Bidder must be determined by the Debtors to satisfy each of the conditions set forth below:

a.	Identification of Assets and Liabilities, Purchase Price, and Desired 365 Contracts: Each Potential Bidder must submit a bid, in writing, that identifies (i) the Assets, or the portion thereof, to be purchased, (ii) the liabilities, if any, to be assumed, (iii) the cash purchase price of their bid, and (iv) a proposed list of Desired 365 Contracts and proposed adequate assurance of future performance. A Stalking Horse Purchaser must submit its Defect Notice (as defined in the Asset Purchase Agreement), containing any proposed adjustments to the purchase price based on title or environmental defects, no later than August 3, 2015 at 5:00 p.m. (prevailing Eastern Time). If a Stalking Horse Purchaser is designated, each other Potential Bidder must, by the Bid Deadline, either (i) accept the title and environmental diligence performed by the Stalking Horse Purchaser and adopt any Defect Notice submitted by the Stalking Horse Purchaser as the Defect Notice of such other Potential Bidder, (ii) have completed any and all of its own title and environmental diligence and submitted its own Defect Notice, or (iii) have reached agreement with the Debtors as to when such title and environmental diligence should be completed. If a Stalking Horse Purchaser is not designated, any bidder(s) determined by the Debtors to have made the highest or otherwise best bid(s) (each, a “Successful Bidder”) may perform any and all title and environmental due diligence after the conclusion of the Auction and must complete such title and environmental diligence and submit its Defect Notice prior to the Sale Hearing, in accordance with Article XI of the Asset Purchase Agreement. There shall be no other provision for the completion of due diligence after the Bid Deadline.

b.	Identification of Bidder: Each Potential Bidder must fully disclose the legal identity of each entity that will be bidding for the applicable Assets or otherwise participating in connection with such bid, and the complete terms of any such participation, and must also disclose any connections or agreements with the Debtors, any other known Potential Bidder or Qualified Bidder, and/or any officer or director of the foregoing.

c.	Modified Agreement: Each Potential Bidder must submit to the Debtors an irrevocable offer in the form of a Modified Asset Purchase Agreement, including all exhibits and schedules contemplated thereby (other than exhibits and schedules that by their nature must be prepared by the Debtors) and a marked copy of the Modified Asset Purchase Agreement reflecting the differences between the Modified Asset Purchase Agreement and the Asset Purchase Agreement. For any bid that requires the assumption and assignment of executory contracts or unexpired leases, the Potential Bidder must identify which executory contracts and/or unexpired leases are to be assumed and assigned and provide evidence establishing its ability to provide adequate assurance of performance of such executory contracts or unexpired leases. Any Potential Bidder who does not intend to be considered as a Stalking Horse Purchaser must delete all Bid Protection provisions from its Modified Asset Purchase Agreement.

d.	Proof of Financial Ability to Perform: Each Potential Bidder must state that it is financially capable of consummating the transactions contemplated by the Modified Asset Purchase Agreement, detail the source(s) of funds that will be used to consummate the transactions, and include satisfactory evidence of committed financing or other financial ability to consummate the transactions in a timely manner. Each Potential Bidder must expressly acknowledge and represent that the Potential Bidder (i) has had an opportunity to conduct any and all due diligence regarding the business and assets of the Debtors prior to making its bid (unless the bidder (a) has been designated a Stalking Horse Purchaser, in which case such bidder must perform any and all title and environmental due diligence and submit any Defect Notice by August 3, 2015 at 5:00 p.m. (prevailing Eastern Time), or (b) the Debtors have not designated a Stalking Horse Purchaser, in which case any Successful Bidder at the Auction may perform any and all title and environmental due diligence after the conclusion of the Auction and as contemplated by Article XI of the Asset Purchase Agreement), (ii) has relied solely upon its own independent review, investigation, and/or inspection of any documents and the Assets in making its Bid, and (iii) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied, by operation of law, or otherwise, regarding the business or Assets or the completeness of any information provided in connection therewith, except as expressly stated in the representations and warranties contained in the Modified Asset Purchase Agreement ultimately accepted and executed by the applicable Debtors. Bids must include evidence of authorization and approval from the bidder’s board of directors (or comparable governing body) with respect to the submission, execution, delivery and closing of the Modified Asset Purchase Agreement and may not contain any condition to closing of the transaction on the receipt of any third party approvals (excluding required Court approval and any required governmental and/or regulatory approval, if any) or any financing contingencies of any kind.

e.	Good Faith Deposit: Each Potential Bidder must provide a good faith deposit (the “Good Faith Deposit”) in the form of a certified or bank check (or other form acceptable to the Debtors in their sole and absolute discretion) payable to the order of Endeavour International Corporation in an amount equal to ten (10%) percent of the purchase price offered to purchase the Assets. All Good Faith Deposits shall be held in a segregated account by the Debtors until no later than ten (10) days after the Sale Hearing and thereafter returned to the respective bidders in accordance with the Bid Procedures, unless the bidder has been selected as the Back-Up Bidder (as defined below).

iv.	Potential Stalking Horse Bid: The Debtors will entertain, in consultation with the Ad Hoc Committee of Prepetition Priority Noteholders, the possibility of entering into one or more Stalking Horse Agreements with one or more of the Qualified Bidders. Any and all Potential Bidders interested in becoming a Stalking Horse Purchaser must submit a Qualified Bid by June 22, 2015 at 5:00 p.m. (prevailing Eastern Time). Any and all Stalking Horse Purchasers must be so designated by the Debtors by July 8, 2015 at 5:00 p.m. (prevailing Eastern Time).

a.	If the Debtors enter into an agreement with one or more Stalking Horse Purchasers, the Debtors will file and serve notice of the proposed Stalking Horse Agreement(s) on the Notice Parties (as defined herein). The notice will include (i) the identity of each proposed Stalking Horse Purchaser selected, (ii) a summary of the key terms of each Stalking Horse Agreement, (iii) a summary of the type and amount of Bid Protections, if any, being offered to each proposed Stalking Horse Purchaser, (iv) a summary of any necessary modifications or amendments to the Bid Procedures, and (v) a copy of each Stalking Horse Agreement. The Debtors will request that the Court set a hearing on July 21, 2015 at 10:00 a.m. (prevailing Eastern Time) to approve the Stalking Horse Purchaser and Stalking Horse Agreement on an expedited basis.

b.	In certain circumstances, the Debtors may determine, in consultation with the Ad Hoc Group of Prepetition Priority Noteholders, that it is appropriate to provide some or all of the Stalking Horse Purchasers with Bid Protections, including a break-up fee or expense reimbursement. All Bid Protections will be negotiated at arm’s length with Potential Bidders and with the intent of maximizing the value to be received by the Debtors’ estates, and the Debtors shall provide evidence at the Stalking Horse Hearing to the extent necessary to prove that the Bid Protections are appropriate under the circumstances and should be approved by the Court. Any objections to the approval of any Stalking Horse Purchaser, Stalking Horse Agreement, and Bid Protections must be filed no later than July 14, 2015 at 4:00 p.m. (prevailing Eastern Time). The Debtors must file replies, if any, to such objections by July 17, 2015 at 4:00 p.m. (prevailing Eastern Time).

c.	Any and all Stalking Horse Purchasers approved at the Stalking Horse Hearing shall be deemed to be Qualified Bidders, and any Asset Purchase Agreements and the transactions contemplated thereby shall be deemed to be Qualified Bids for all purposes.

v.	Qualified Bidder: The Debtors shall make a determination regarding whether a bid is a Qualified Bid and shall notify bidders whether their bids have been determined to be Qualified Bids by no later than August 7, 2015 at 5:00 p.m. (prevailing Eastern Time). To the extent a Stalking Horse Purchaser is designated, the Stalking Horse Purchaser will be deemed a Qualified Bidder, and any Stalking Horse Agreement will constitute a Qualified Bid for all purposes. The Debtors will consider bids for less than all or substantially all, but not less than a material portion of, the Assets. In this regard, with the goal and primary purpose of selling substantially all of the Assets, the Debtors, in their sole and absolute discretion, may accept as a single Qualified Bid, multiple bids for non-overlapping material portions of the Assets such that, when taken together in the aggregate, such bids would otherwise meet the standards for a single Qualified Bid. The Debtors may permit otherwise Qualified Bidders who submitted bids by the Bid Deadline for less than a substantial (but nevertheless a material) portion of the Assets but who were not identified as a component of a single Qualified Bid consisting of such multiple bids, to participate in the Auction and to submit higher or otherwise better bids that in subsequent rounds of bidding may be considered, together with other bids for non-overlapping material portions of the Assets, as part of such a single Qualifying Bid for overbid purposes.

vi.	Auction, Auction Procedures, and Overbids: In the event that the Debtors receive one or more timely Qualified Bids with an acceptable purchase price, the Debtors shall conduct the Auction. The Auction, if required, will be conducted at the offices of Opportune LLP, 711 Louisiana Street, Suite 3100, Houston, Texas 77002 on August 11, 2015 at 9:30 a.m. (prevailing Central Time), or such other location as designated by the Debtors in a notice to all Qualified Bidders. The Debtors shall have the right to conduct any number of Auctions on such date to accommodate Qualified Bids for certain, but less than all, of the Debtors’ Assets if the Debtors determine, in their business judgment, that such process would be in the best interest of the Debtors’ estates. The Debtors have the sole right to adjourn or cancel the Auction at or prior to the Auction.

a.	The Qualified Bidders shall appear in person at the Auction or through a duly authorized representative. Only representatives of the Debtors, holders of Qualified Bids, and advisors for the Ad Hoc Group of EEUK Term Loan Lenders, Ad Hoc Group of Prepetition Priority Noteholders, and the Committee shall be entitled to be present at the Auction, and only the Qualified Bidders shall be entitled to make any subsequent bids at the Auction. Each Qualified Bidder shall be required to confirm that it has not engaged in any collusion with respect to the bidding or the sale.

b.	Bidding shall commence at the amount of the Qualified Bid or combination of Qualified Bids that the Debtors, in consultation with the Creditors’ Committee, the Ad Hoc Group of EEUK Term Loan Lenders, and the Ad Hoc Group of Prepetition Priority Noteholders, determines in its business judgment to be the highest and/or best Qualified Bid (the “Initial Highest Bid”). Qualified Bidders may then submit successive bids higher than the previous bid, based on and increased from the Initial Highest Bid, in increments of $250,000. The Debtors reserve the right, in their discretion and subject to the exercise of their business judgment, to announce reductions or increases in minimum incremental bids at any time during the Auction. All Qualified Bidders shall have the right to submit additional bids and make additional modifications to their respective Modified Asset Purchase Agreements, as applicable, at the Auction to improve such bids. The Auction may include individual negotiations with the Qualified Bidders and/or open bidding in the presence of all other Qualified Bidders.

c.	On or before August 14, 2015, the Debtors shall cause the results of the Auction, including a copy of the Successful Bid(s), the identity of any Successful Bidders (as defined in the Bid Procedures), and each Successful Bidder’s proposed form of adequate assurance of future performance, to be published on the website of the Debtors’ court approved claims agent, Kurtzman Carson Consultants LLC (“KCC”), at www.kccllc.net/endeavour.

d.	The Debtors shall request at the Sale Hearing that the Court authorize the Debtors to consummate the Sale Transaction with each Successful Bidder (as defined in the Bid Procedures). All Qualified Bidders at the Auction shall be deemed to have consented to the exclusive jurisdiction of the Court and waived any right to a jury trial in connection with any disputes relating to the Auction.

vii.	Back-Up Bidder: If an Auction is conducted, the Qualified Bidder with the next highest or otherwise best Qualified Bid for the Assets at the Auction (the “Back-Up Bid”) shall be required to serve as the back-up bidder (the “Back-Up Bidder”) for such Assets and keep such Back-Up Bid open and irrevocable until the first to occur of (i) sixty (60) days after the completion of the Auction, (ii) consummation of the transaction with the Successful Bidder, or (iii) the Back-Up Bidder’s receipt of notice from the Debtors of the release by the Debtors of the Back-Up Bidder’s obligations under Section 7.02(d) of the Asset Purchase Agreement. Following the Sale Hearing, if the Successful Bidder fails to consummate an approved Sale Transaction because of a breach or failure to perform on the part of such Successful Bidder or otherwise, the Back-Up Bidder will be deemed to be the new Successful Bidder, and the Debtors will be authorized, but not required, to consummate the sale with the Back-Up Bidder without further order of the Court.

viii.	Return of Good Faith Deposits: Good Faith Deposits shall be returned without interest to each bidder not selected by the Debtors as the Successful Bidder or the Back-Up Bidder by no later than the tenth (10th) business day following the conclusion of the Auction. The Good Faith Deposit of the Back-Up Bidder shall be held by the Debtors until ten (10) business days after the closing of the Sale Transaction with the Successful Bidder or termination of the Back-Up Bid as provided above.

ix.	Alteration of Procedures: The Debtors may, in their sole and absolute discretion and subject to the exercise of their business judgment, make alterations to the Bid Procedures and/or terminate discussions with any and all prospective acquirers at any time and without specifying the reasons therefor, but only to the extent not materially inconsistent with the Bid Procedures, but including changes so as to modify deposit amounts and to modify or eliminate the requirements with respect to Back-Up Bidders.

Assumption and Assignment Procedures

26. To facilitate the Sale Transaction, the Debtors propose the following procedures for notifying counterparties to executory contracts and unexpired leases of potential cure amounts in the event the Debtors decide to assume and assign such contracts or leases:

i.	Notice of Assumption and Assignment: Within two (2) business days after the entry of the Bid Procedures Order, the Debtors shall file with the Court and serve via first class mail on all counterparties to any of the Debtors’ executory contracts and unexpired leases (together, the “365 Contracts”) and all parties who have requested notice in these chapter 11 cases pursuant to Bankruptcy Rule 2002 (collectively, the “Contract Notice Parties”) a notice of assumption, assignment and sale substantially in the form of the Notice of Assumption and Assignment attached to the Bid Procedures Order as Exhibit 2.

ii.	The Notice of Assumption and Assignment shall include the Debtors’ calculation of the amount necessary to cure all monetary defaults (the “Cure Costs”) for each 365 Contract. The Debtors reserve the right to supplement the list of 365 Contracts and provide additional Notices of Assumption and Assignment for previously omitted 365 Contracts prior to the execution of a definitive agreement for a Sale Transaction in accordance with such agreement, and to remove a 365 Contract from the list of Desired 365 Contracts at any time prior to five (5) calendar days before the commencement of the Sale Hearing, provided, however, that the Successful Bidder may not subtract from Schedule 5.04(b) of the Asset Purchase Agreement any Desired 365 Contract (as defined herein) that is identified as an “Operating Agreement” on the 365 Schedule.

iii.	Although the Debtors have made a good faith effort to identify all 365 Contracts to be assumed and assigned in connection with the Sale Transaction, they may discover additional 365 Contracts that the Debtors and the Successful Bidder(s) desire to assume and assign in connection therewith. Accordingly, if at any time after the entry of the Bid Procedures Order, the Debtors identify additional prepetition executory contracts to be assumed and assigned to the Successful Bidder(s), the Debtors shall serve a supplemental notice of assumption and assignment (a “Supplemental Assumption and Assignment Notice”) by facsimile, electronic transmission, hand delivery or overnight mail on the counterparty (and its attorney, if known) to each supplemental 365 Contract at the last known address available to the Debtors by no later than ten (10) days before the proposed effective date of the assignment. Each such Supplemental Assumption and Assignment Notice shall set forth (i) the name and address of the 365 Contract counterparty, (ii) notice of the proposed effective date of the assignment (subject to the right of Successful Bidder(s) to withdraw such request for assumption and assignment of the 365 Contract prior to the Closing), (iii) identification of the 365 Contract, (iv) the Cure Costs, if any, and (v) the proposed adequate assurance.

iv.	Each Supplemental Notice of Assumption and Assignment that identifies a 365 Contract that was not previously designated to be assumed, assigned and sold or that reduces the Debtors’ calculation of the Cure Costs shall provide a deadline of not less than seven (7) days from the date of service of such Notice of Assumption and Assignment by which the counterparty to any such added 365 Contract may object to (a) its listing as a 365 Contract and (b) the Debtors’ calculation of the Cure Costs for such 365 Contract. The inclusion of a 365 Contract on the Notice of Assumption and Assignment shall not obligate the Successful Bidder(s) to take assignment of such 365 Contract. Only those 365 Contracts that constitute Desired 365 Contracts pursuant to any Successful Bidder’s Modified Asset Purchase Agreement(s) will be assumed, assigned and sold to the Successful Bidder.

v.	Objections to Assumption and Assignment: Any counterparty to a 365 Contract shall file and serve on the Objection Recipients (as defined herein) any objections to (a) the proposed assumption, assignment and sale of the 365 Contracts (and must state in its objection, with specificity, the legal and factual basis thereof) and (b) if applicable, the proposed Cure Costs (and must state in its objection, with specificity, what Cure Costs are required with appropriate documentation in support thereof) no later than June 10, 2015 at 4:00 p.m. (prevailing Eastern Time) (the “Assumption and Assignment Objection Deadline” and, together with the Sale Objection Deadline (as defined herein), the “Objection Deadlines”).

vi.	If a counterparty to a 365 Contract files a timely objection asserting a higher cure than the maximum Cure Costs set forth in the Notice of Assignment and Assumption, and the parties are unable to consensually resolve the dispute prior to the Sale Hearing, the amount to be paid or reserved with respect to such objection will be determined at the Sale Hearing. All other objections to the proposed assumption and assignment of the Debtors’ right, title, and interest in, to and under the 365 Contracts, if it is ultimately designated a 365 Contract that the Successful Bidder proposes be assumed, assigned, and sold to it in connection with the transaction (a “Desired 365 Contract”), will be heard at the Sale Hearing.

vii.	If no objection is timely filed and served, the counterparty to a 365 Contract shall be deemed to have consented to the assumption, assignment and sale of the 365 Contract to any Successful Bidder(s) if such 365 Contract is designated by any Successful Bidder(s) as a Desired 365 Contract and shall be forever barred from asserting any objection with regard to such assumption, assignment and sale, except with respect to the adequate assurance of future performance by any Successful Bidder(s). Any objections to any Successful Bidder’s proposed form of adequate assurance of future performance must be raised at the Sale Hearing and will be resolved at the Sale Hearing. The Cure Costs set forth in the Notice of Assumption and Assignment shall be controlling, notwithstanding anything to the contrary in any 365 Contract, or any other document, and the counterparty to the 365 Contract shall be deemed to have consented to the Cure Costs and shall be forever barred from asserting any other claims related to such 365 Contract against the Debtors or the Successful Bidder(s), or the property of any of them.

Sale Notice Procedures

27. Within two (2) business days after entry of the Bid Procedures Order, the Debtors (or their agents) shall provide notice (substantially in the form of the Sale Notice attached to the Bid Procedures Order as Exhibit 2) of the Bid Procedures Order, the Motion, the Auction, the Objection Deadlines, and the Sale Hearing by first-class mail upon (i) the Office of the United States Trustee for the District of Delaware; (ii) the Debtors, c/o Endeavour Operating Corporation, 811 Main Street, Suite 2100, Houston, TX 77002 (Attn: Catherine Stubbs and David Baggett); (iii) counsel to the Debtors, Weil, Gotshal & Manges LLP,  767 Fifth Avenue, New York, NY 10153 (Attn: Gary T. Holtzer, Esq. and Stephen A. Youngman, Esq.), and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, DE 19801 (Attn: Mark D. Collins, Esq. and Zachary I. Shapiro, Esq.); (iv) counsel to the Ad Hoc Group of EEUK Term Loan Lenders, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036 (Attn: Michael Stamer, Esq. and Meredith Lahaie, Esq.); (v) counsel to the Committee, Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1300, Dallas, TX 75201 (Attn: David M. Bennett, Esq. and Cassandra Sepanik Shoemaker, Esq.) and Bayard, P.A., 222 Delaware Avenue, Suite 900, Wilmington, DE 19801 (Attn: Neil B. Glassman, Esq., Scott D. Cousins, Esq., and Evan T. Miller, Esq.); (vi) counsel to the Ad Hoc Group of Prepetition Priority Noteholders, Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005 (Attn: Dennis F. Dunne, Esq., Matthew S. Barr, Esq. and Michael E. Comerford, Esq.); (vii) counsel to certain of the holders of the 5.5% Convertible Senior Notes due 2016 and the 6.5% Convertible Senior Notes due 2016, Brown Rudnick LLP, Seven Times Square, New York, NY 10036 (Attn: Robert J. Stark, Esq.); (viii) counsel to the holder of the 7.5% Guaranteed Convertible Bonds due 2016, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036 (Attn: Keith H. Wofford, Esq.); (ix) if applicable, any Stalking Horse Purchaser selected by the Debtors; (x) all Persons known by the Debtors to have expressed an interest to the Debtors in a transaction with respect to the Assets during the past six (6) months; (xi) all entities known by the Debtors to have asserted any lien, claim, encumbrance, or other interest in the Assets (for whom identifying information and addresses are available to the Debtors); (xii) all non-Debtor parties to the 365 Contracts (for whom identifying information and addresses are available to the Debtors); (xiii) any Governmental Authority (as defined in the Asset Purchase Agreement) known to have a claim in the bankruptcy cases; (xiv) National Association of Attorneys General, 2030 M Street NW, 8th Floor, Washington, DC 20036 (Attn: Karen Cordry, Esq.); (xv) the Office of the Attorney General in each state in which the Debtors operate; (xvi) the Office of the Delaware Secretary of State; (xvii) the Delaware State Treasury; (xviii) the Securities and Exchange Commission; (xix) the Internal Revenue Service; (xx) all parties who have requested notice in these chapter 11 cases pursuant to Bankruptcy Rule 2002; (xxi) all of the Debtors’ known creditors; and (xxii) all other Persons as directed by the Court (for whom identifying information and addresses are available to the Debtors) (collectively, the “Sale Notice Parties”).

28. By June 10, 2015, the Debtors (or their agents) shall cause a summary version of the Sale Notice to be published (a) in The Wall Street Journal, Houston Chronicle, The Denver Post, and, in the Debtors’ discretion, certain local or trade publications and (b) on the website of the Debtors’ court approved claims agent, KCC, at www.kccllc.net/endeavour.

29. The Debtors submit that the proposed Sale Notice, and providing notice of this Motion, the Auction and the Sale Hearing as described herein, complies fully with

Bankruptcy Rule 2002 and Local Bankruptcy Rule 2002-1 and constitutes good and adequate notice of the Sale Transaction and the proceedings with respect thereto. Therefore, the Debtors respectfully request that this Court approve the form of the Sale Notice and the notice procedures proposed above.

30. Any and all objections, if any, to any Sale Transaction, including objections to the Auction and the selection of any Successful Bidder or Successful Bidders, must be filed by August 18, 2015 at 4:00 p.m. (prevailing Eastern Time) (the “Sale Objection Deadline”) and be served on (i) the Office of the United States Trustee for the District of Delaware; (ii) the Debtors, c/o Endeavour Operating Corporation, 811 Main Street, Suite 2100, Houston, TX 77002 (Attn: Catherine Stubbs and David Baggett); (iii) counsel to the Debtors, Weil, Gotshal & Manges LLP,  767 Fifth Avenue, New York, NY 10153 (Attn: Gary T. Holtzer, Esq. and Stephen A. Youngman, Esq.), and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, DE 19801 (Attn: Mark D. Collins, Esq. and Zachary I. Shapiro, Esq.); (iv) counsel to the Ad Hoc Group of EEUK Term Loan Lenders, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036 (Attn: Michael Stamer, Esq. and Meredith Lahaie, Esq.); (v) counsel to the Creditors’ Committee, Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1300, Dallas, TX 75201 (Attn: David M. Bennett, Esq. and Cassandra Sepanik Shoemaker, Esq.) and Bayard, P.A., 222 Delaware Avenue, Suite 900, Wilmington, DE 19801 (Attn: Neil B. Glassman, Esq., Scott D. Cousins, Esq., and Evan T. Miller, Esq.); (vi) counsel to the Ad Hoc Group of Prepetition Priority Noteholders, Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005 (Attn: Dennis F. Dunne, Esq., Matthew S. Barr, Esq. and Michael E. Comerford, Esq.); (vii) counsel to certain of the holders of the 5.5% Convertible Senior Notes due 2016 and the 6.5% Convertible Senior Notes due 2016, Brown Rudnick LLP, Seven Times Square, New York, NY 10036 (Attn: Robert J. Stark, Esq.); (viii) counsel to the holder of the 7.5% Guaranteed Convertible Bonds due 2016, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036 (Attn: Keith H. Wofford, Esq.); and (ix) if applicable, any Stalking Horse Purchaser selected by the Debtors (collectively, the “Objection Recipients”). All replies to such objections must be filed by August 24, 2015 at 4:00 p.m. (prevailing Eastern Time).

31. Any party failing to timely file an objection to any Sale Transaction shall be forever barred from objecting and shall be deemed to have consented to any Sale Transaction, including the transfer of the Debtors’ right, title, and interest in, to and under the Debtors’ Assets free and clear of any and all liens, claims, encumbrances, and other interests in accordance with a definitive agreement for a Sale Transaction.

32. If any party asserts that any property or right cannot be transferred, sold, assumed, and/or assigned free and clear of all liens, claims, encumbrances, and other interests under a definitive agreement for a Sale Transaction and section 363 or 365 of the Bankruptcy Code on account of one or more alleged approval rights, consent rights, preferential purchase rights, rights of purchase, rights of first refusal, rights of first offer, tag-along rights, or similar rights, then such party shall file and serve a notice with all supporting documentation (a “Rights Notice”) so that the Rights Notice is actually received by the Objection Recipients on or before the Sale Objection Deadline. Each Rights Notice must identify the properties or rights that are subject to such alleged right, identify the type of right(s) claimed by such party, identify the agreement, document, or statute giving rise to such right, and identify the portion of the agreement, document, or statute giving rise to such right. The assertion of a Rights Notice shall not require an exercise of the underlying right asserted and any such right asserted shall be subject to the terms and conditions of a definitive agreement for a Sale Transaction.

33. Any party failing to timely file and serve a Rights Notice shall be (i) forever barred from objecting to the transfer, sale, assumption, and/or assignment of the Debtors’ right, title and interest in, to and under the properties of the Debtors to be sold, assumed and/or assigned pursuant to a definitive agreement for a Sale Transaction, and from asserting any alleged approval rights, consent rights, preferential purchase rights, rights of purchase, rights of first refusal, rights of first offer, tag-along rights, or similar rights with respect to the Debtors’ transfer, sale, assumption, and/or assignment of the Debtors’ right, title and interest in, to and under such properties, as set forth in a definitive agreement for a Sale Transaction and (ii) deemed to consent to and approve of the transfer, sale, assumption, and/or assignment of such right, title and interest in, to and under such properties, free and clear of all liens, claims, encumbrances, and other interests in accordance with a definitive agreement for a Sale Transaction (regardless of whether such consent must be in writing).

34. If a party timely files and serves a Rights Notice with respect to any asserted preferential purchase right, right of first offer, or right of first refusal, but the objection is not resolved at or before the closing of the Sale Transaction, the Assets to which that party has alleged a right may, at the option of the Successful Bidder(s), be excluded from the Properties (as defined in the Asset Purchase Agreement), and the purchase price shall be reduced in accordance with any definitive agreement for a Sale Transaction.

Legal Basis for Relief Requested

A.	Approval of the Sale and Bid Procedures is Warranted Under Section 363 of the Bankruptcy Code

35. Section 363 of the Bankruptcy Code provides, in relevant part, that “[t]he trustee, after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.” 11 U.S.C. § 363(b)(1). Section 363 does not provide a standard establishing when it is appropriate for bankruptcy courts to authorize the sale of a debtor’s assets. This Court, however, has held that such a sale may be authorized under section 363 of the Bankruptcy Code if the Court finds a “sound business purpose” for the sale. See Dai-Ichi Kangyo Bank, Ltd. v. Montgomery Ward Holding Corp. (In re Montgomery Ward Holding Corp.), 242 B.R. 147 (Bankr. D. Del. 1999) (citing Committee of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1070 (2d Cir. 1983)). In Delaware, the business judgment rule creates a “presumption that directors making a business decision, not involving self-interest, act on an informed basis, in good faith and in the honest belief that their actions are in the corporation’s best interest. Stanizale v. Nachtomi (In re Tower Air, Inc.), 416 F.3d 229, 234 (3d Cir. 2005) (citations omitted); see also Official Comm. of Sub. Bondholders v. Integrated Res., Inc. (In re Integrated Res., Inc.), 147 B.R. 650, 656 (S.D.N.Y. 1990) (holding that Delaware’s business judgment rule principles have “vitality by analogy” in chapter 11).

36. Once a court is satisfied that there is a sound business reason justifying the sale, the court must also determine that adequate and reasonable notice has been provided to interested parties, that the sale price is fair and reasonable, and that the purchaser is proceeding in good faith. In re Delaware & Hudson Ry Co., 124 B.R. 169, 176 (D. Del. 1991) (citing In re Indus. Valley Refrigeration and Air Conditioning Supplies, Inc., 77 B.R. 15, 20 (Bankr. E.D. Pa. 1987)).

37. The Debtors have shown that a valid business justification exists to sell the Assets, as selling the Assets is the only practical option to prevent deterioration of the value of the Debtors’ estates. Based on the unfortunate downturn in the oil and gas markets and uncertainty surrounding their recovery, the Debtors’ ability to propose a feasible chapter 11 plan is in question. Additionally, staying in chapter 11 for an extended period of time will only further deplete the Debtors’ estates. The Debtors have thus determined, in their sound business judgment, that the proposed Sale Transaction is their best course of action. The Sale Transaction is more likely to maximize the value of the Debtors’ Assets for the benefit of their estates and stakeholders than a prolonged chapter 11 process or a conversion of these chapter 11 cases into chapter 7 liquidations. Additionally, the Sale Transaction will allow the Debtors to receive market value for their Assets, which will provide maximum value to the Debtors’ estates.

38. Moreover, as stated herein, the Debtors will provide notice of the sale of the Assets to parties in interest. The Debtors believe that the proposed notice procedures are reasonable and adequate under the circumstances.

39. At the Sale Hearing, the Debtors will provide evidence that the sale price for the Assets is fair and reasonable by showing that the Successful Bidder(s) offered the highest or best purchase offer for the Assets, either through a single Qualified Bid or through multiple Qualified Bids for non-overlapping material portions of the Assets, provided that, when taken together in the aggregate, such non-overlapping bids would otherwise meet the standards for a single Qualified Bid. The Debtors’ financial advisor will ensure that any sale of the Assets reflects their fair market value by continuing to actively and robustly market the Assets up until the Bid Deadline. Moreover, the Bid Procedures are designed to encourage as many bidders as possible to put forth their best offers, thus increasing the likelihood that the Debtors’ Assets will be sold for the highest or best purchase price possible.

40. Finally, the Debtors will present evidence at the Sale Hearing that the Asset Purchase Agreement was a fairly negotiated, arm’s length transaction in which the Successful Bidder(s) acted in good faith, and, therefore, that the protections of section 363(m) of the Bankruptcy Code should apply.

41. Accordingly, the Debtors request that the Court approve the proposed Sale Transaction set forth herein.

B.	Granting the Debtors Authority to Enter into a Stalking Horse Agreement is Appropriate

42. Pursuant to the Bid Procedures, the Debtors will entertain the possibility of entering into one or more Stalking Horse Agreements with one or more Stalking Horse Purchasers. In certain circumstances, subject to approval by the Court, it may be appropriate to provide any of these Stalking Horse Purchasers with Bid Protections, including a break-up fee.

43. Approval of bidding protections in connection with sales pursuant to section 363 of the Bankruptcy Code has become an established practice in chapter 11 cases. Such bid protections enable a debtor to ensure a sale to a contractually-committed bidder at a price the debtor believes is fair, while also providing the debtor with the potential of obtaining an enhanced recovery through an auction process wherein that fair price serves as the floor for other bids.

44. The Third Circuit, however, has held that even though bidding incentives are measured against a business judgment standard in non-bankruptcy transactions, the administrative expense provisions of section 503(b) of the Bankruptcy Code govern in the bankruptcy sale context. Accordingly, when a stalking horse bidder seeks approval of its fees, bidding incentives must provide an actual benefit to a debtor’s estate and be necessary to preserve the value of estate assets. Calpine Corp. v. O’Brien Envt’l Energy, Inc. (In re O’Brien Envt’l Energy, Inc.), 181 F. 3d 527, 533 (3d Cir. 1999); see also In re Reliant Energy Channelview LP, 594 F.3d 200, 206-07 (3d Cir. 2010) (holding that the business judgment rule may not be used as an alternative to the administrative expenses section of the Bankruptcy Code as a basis for approving certain bidding protections).

45. In the event that the Debtors enter into one or more Stalking Horse Agreements, the Debtors will present evidence at the Stalking Horse Hearing that any and all proposed Bid Protections provide the types of benefits to the Debtors’ estates identified by the Third Circuit in O’Brien and should thus be approved. Without the assurance of such Bid Protections, it is unlikely that any Potential Bidder will enter into a Stalking Horse Agreement because the Potential Bidder must perform due diligence on the value of the Assets (or the portion thereof in which such bidder is interested) and must similarly invest time and money in crafting an offer. The Bid Protections thus incentivize Potential Bidders to enter into Stalking Horse Agreements with the Debtors. In this manner, offering Bid Protections will facilitate competition in the Bidding Process, increasing the likelihood that the Debtors receive the highest or best price possible for the Assets.

46. In addition to increasing the likelihood of competitive bidding, one or more Stalking Horse Purchasers would establish a floor for other bids, precluding the possibility that the Debtors could receive less than is contemplated in any Asset Purchase Agreement entered into with one or more Stalking Horse Purchasers. Offering Bidding Protections will encourage any Stalking Horse Purchaser to invest its resources in valuing the Assets, making it more likely that the Debtors receive the true value of their Assets.

47. In addition to the foregoing, the Debtors will only enter into a Stalking Horse Agreement to the extent that it will result in the highest or best possible sale price or best possible offer for the Assets. Accordingly, the Debtors request authorization to offer Bid Protections to any and all Stalking Horse Purchasers, subject to further court approval.

C.	The Proposed Sale Transaction Satisfies the Requirements of Section 363(f) of the Bankruptcy Code for a Free and Clear Sale

48. In the interest of attracting the best offers, the Debtors request authorization to sell the Assets free and clear of any and all liens, claims, encumbrances, and other interests in accordance with section 363(f) of the Bankruptcy Code, with any such liens, claims, encumbrances, and other interests attaching to the proceeds of the sale of the Assets and distributed as provided for in a further order of the Court.

49. Under section 363(f) of the Bankruptcy Code, a debtor may sell estate property free and clear of liens, claims, encumbrances, and other interests if one of the following conditions is satisfied:

(i)	applicable nonbankruptcy law permits sale of such property free and clear of such interest;

(ii)	such entity consents;

(iii)	such interest is a lien and the price at which such property is to be sold is greater than the aggregate value of all liens on such property;

(iv)	such interest is in bona fide dispute; or

(v)	such entity could be compelled, in a legal or equitable proceeding, to accept a money satisfaction of such interest.

11 U.S.C. § 363(f). Because section 363(f) of the Bankruptcy Code is written in the disjunctive, satisfaction of any one of its five requirements will suffice to permit the sale of the Assets “free and clear” of liens, claims, encumbrances, and other interests. See, e.g., In re Dura Automotive Sys., Inc., 2007 WL 7728109 n.32 (Bankr. D. Del. Aug. 15, 2007).

50. Furthermore, section 105(a) of the Bankruptcy Code grants the Court broad discretionary powers, providing that “[t]he Court may issue any order, process or judgment that is necessary or appropriate to carry out the provisions” of the Bankruptcy Code. 11 U.S.C. § 105(a). This equitable power may be utilized to effectuate the provisions of section 363(f). See, e.g., In re Trans World Airlines, Inc., 2001 WL 1820325 (highlighting bankruptcy courts’ equitable authority to authorize sale of estate assets free and clear).

51. The Sale Transaction will satisfy the requirements of Section 363(f). Specifically, the Debtors assert that that sections 362(f)(2) and 362(f)(5) of the Bankruptcy Code will be satisfied. Accordingly, the Debtors request authorization to sell the Assets free and clear of all liens, claims, encumbrances, and other interests.

D.	Assumption, Assignment, and Sale of Executory Contracts and Unexpired Leases Should be Authorized

52. Under Section 365(a) of the Bankruptcy Code, a debtor in possession may, subject to the court’s approval, assume or reject any executory contract or unexpired lease of a debtor. 11 U.S.C. § 365(a). The standard governing the Court’s approval of a debtor’s decision to assume or reject an executory contract or unexpired lease is whether the debtor’s business judgment supports assumption or rejection. See, e.g., In re Stable Mews Assocs., 41 B.R. 594, 596 (Bankr. S.D.N.Y. 1984). In this context, the business judgment test “requires only that the trustee [or debtor-in-possession] demonstrate that [assumption or] rejection of the contract will benefit the estate.” Wheeling-Pittsburgh Steel Corp. v. West Penn Power Co. (In re Wheeling-Pittsburgh Steel Corp.), 72 B.R. 845, 846 (Bankr. W.D. Pa. 1987) (quoting In re Stable Mews Assocs., 41 B.R. at 596). Any more exacting scrutiny would slow the administration of a debtor’s estate and increase costs, interfere with the Bankruptcy Code’s provision for private control of administration of the estate, and threaten the court’s ability to control a case impartially. See Richmond Leasing Co. v. Capital Bank, N.A., 762 F.2d 1303, 1311 (5th Cir. 1985). Moreover, pursuant to section 365(b) of the Bankruptcy Code, for a debtor to assume an executory contract, it must “cure, or provide adequate assurance that the debtor will promptly cure,” any default, including compensation for “actual pecuniary loss” relating to such default. 11 U.S.C. 365(b)(1).

53. Once an executory contract is assumed, the debtor may elect to assign such contract. See In re Rickel Home Center, Inc., 209 F.3d 291, 299 (3d Cir. 2000) (“The Code generally favors free assignability as a means to maximize the value of the debtor’s estate.”); see also In re Headquarters Dodge, Inc., 13 F.3d 674, 682 (3d Cir. 1994) (noting that the purpose of section 365(f) is to assist the trustee in realizing the full value of the debtor’s assets).

54. Section 365(f) of the Bankruptcy Code provides that the “trustee may assign an executory contract . . . only if the trustee assumes such contract . . . and adequate assurance of future performance is provided.” 11 U.S.C. § 365(f)(2). The meaning of “adequate assurance of future performance” depends on the facts and circumstances of each case, but should be given a “practical, pragmatic construction.” In re DBSI, Inc., 405 B.R. 698, 708
(Bankr. D. Del. 2009); see also In re Decora Indus., 2002 U.S. Dist. LEXIS 27031, at *23 (D.
Del. 2002) (“[A]dequate assurance falls short of an absolute guarantee of payment.”). Adequate assurance may be provided by demonstrating the assignee’s financial health and experience in managing the type of enterprise or property assigned. See, e.g., In re Bygaph, Inc., 56 B.R. 596,
605-06 (Bankr. S.D.N.Y. 1986) (finding that adequate assurance is present when prospective assignee of lease from debtor has financial resources and has expressed willingness to devote sufficient funding to business to give it strong likelihood of success).

55. To facilitate and effectuate the Sale Transaction, the Debtors request approval under section 365 of the Bankruptcy Code of the Debtors’ assumption, assignment, and sale of the Desired 365 Contracts to the Successful Bidder(s). The Debtors further request that the Sale Order provide that the Desired 365 Contracts be transferred to, and remain in full force and effect for the benefit of, the Successful Bidder(s), notwithstanding any provisions in the Desired 365 Contracts, including those described in Bankruptcy Code sections 365(b)(2) and (f)(1) and (3) that prohibit such assignment.

56. The meaning of “adequate assurance of future performance” for the purpose of the assumption of executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code depends on the facts and circumstances of each case, but should be given “practical, pragmatic construction.” See Carlisle Homes, Inc. v. Arrari (In re Carlisle Homes, Inc.), 103 B.R. 524, 538 (Bankr. D.N.J. 1989); see also In re Natco Indus., Inc., 54 B.R. 436, 440 (Bankr. S.D.N.Y. 1985) (adequate assurance of future performance does not mean an absolute assurance that debtor will thrive and pay rent). Any and all Successful Bidders are responsible for providing evidence of adequate assurance of future performance to the extent required in connection with the assumption and assignment of any 365 Contracts. Any objections to any Successful Bidder’s proposed form of adequate assurance of future performance must be raised at the Sale Hearing and will be resolved at the Sale Hearing.

57. The counterparties to the Desired 365 Contracts will have sufficient opportunity to file an objection to the proposed Cure Costs. To the extent no objection is filed with regard to particular Cure Costs, such Cure Costs shall be binding on the applicable contract or lease counterparty. The payment of the Cure Costs will be in full and final satisfaction of all obligations to cure defaults and compensate the counterparties for any pecuniary losses under such contracts or leases pursuant to section 365(b)(1) of the Bankruptcy Code, unless the Debtors determine that a particular contract is not truly executory and does not need to be cured to transfer the Assets to the Successful Bidder(s).

58. Cure Costs disputed by any counterparties, with respect to any Desired 365 Contracts to be assumed and assigned to the Successful Bidder(s) at the Closing (as defined in the Bid Procedures), will be resolved by the Court at the Sale Hearing.

59. Accordingly, the Debtors request authority to assume, assign, and sell executory contracts and unexpired leases under section 365 of the Bankruptcy Code.

E.	Relief from Bankruptcy Rules 6004(h) and 6006(d) is Appropriate

60. Under Bankruptcy Rule 6004(h), unless the court orders otherwise, all orders authorizing the sale of property pursuant to section 363 of the Bankruptcy Code are automatically stayed for fourteen days after entry of the order. Fed. R. Bankr. P. 6004(h). The purpose of Bankruptcy Rule 6004(h) is to provide sufficient time for an objecting party to appeal before the order is implemented. See Advisory Committee Notes to Fed. R. Bankr. P. 6004(h). Similarly, Bankruptcy Rule 6006(d) stays all orders authorizing a debtor to assign an executory contract or unexpired lease pursuant to section 365(f) of the Bankruptcy Code for fourteen days, unless the court orders otherwise.

61. To preserve the value of the Debtors’ estates and limit the costs of administering and preserving the Assets, it is critical that the Debtors close the sale of the Assets as soon as possible after all closing conditions have been met or waived. Accordingly, the Debtors hereby request that the Court waive the fourteen-day stay periods under Bankruptcy Rules 6004(h) and 6006(d).

Notice

62. No trustee or examiner has been appointed in these chapter 11 cases. Notice of this Motion shall be given to (i) the Office of the United States Trustee for the District of Delaware; (ii) the Debtors, c/o Endeavour Operating Corporation, 811 Main Street, Suite 2100, Houston, TX 77002 (Attn: Catherine Stubbs and David Baggett); (iii) counsel to the Debtors, Weil, Gotshal & Manges LLP,  767 Fifth Avenue, New York, NY 10153 (Attn: Gary T. Holtzer, Esq. and Stephen A. Youngman, Esq.), and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, DE 19801 (Attn: Mark D. Collins, Esq. and Zachary I. Shapiro, Esq.); (iv) counsel to the Ad Hoc Group of EEUK Term Loan Lenders, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036 (Attn: Michael Stamer, Esq. and Meredith Lahaie, Esq.); (v) counsel to the Committee, Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1300, Dallas, TX 75201 (Attn: David M. Bennett, Esq. and Cassandra Sepanik Shoemaker, Esq.) and Bayard, P.A., 222 Delaware Avenue, Suite 900, Wilmington, DE 19801 (Attn: Neil B. Glassman, Esq., Scott D. Cousins, Esq., and Evan T. Miller, Esq.); (vi) counsel to the Ad Hoc Group of Prepetition Priority Noteholders, Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005 (Attn: Dennis F. Dunne, Esq., Matthew S. Barr, Esq. and Michael E. Comerford, Esq.); (vii) counsel to certain of the holders of the 5.5% Convertible Senior Notes due 2016 and the 6.5% Convertible Senior Notes due 2016, Brown Rudnick LLP, Seven Times Square, New York, NY 10036 (Attn: Robert J. Stark, Esq.); (viii) counsel to the holder of the 7.5% Guaranteed Convertible Bonds due 2016, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036 (Attn: Keith H. Wofford, Esq.); (ix) if applicable, any Stalking Horse Purchaser selected by the Debtors, (x) all Persons known by the Debtors to have expressed an interest to the Debtors in a transaction with respect to the Assets during the past six (6) months; (xi) all entities known by the Debtors to have asserted any lien, claim, encumbrance, or other interest in the Assets (for whom identifying information and addresses are available to the Debtors); (xii) any Governmental Authority (as defined in the Asset Purchase Agreement) known to have a claim in the bankruptcy cases; (xiii) National Association of Attorneys General, 2030 M Street NW, 8th Floor, Washington, DC 20036 (Attn: Karen Cordry, Esq.); (xiv) the Office of the Attorney General in each state in which the Debtors operate; (xv) the Office of the Delaware Secretary of State; (xvi) the Delaware State Treasury, (xvii) the Securities and Exchange Commission; (xviii) the Internal Revenue Service; (xix) all parties who have requested notice in these chapter 11 cases pursuant to Bankruptcy Rule 2002; and (xx) all other Persons as directed by the Court (collectively, the “Notice Parties”). The Debtors respectfully submit that no further notice of this Motion is required.

1 The Debtors in these chapter 11 cases and the last four digits of each Debtor’s taxpayer identification number are as follows: Endeavour Operating Corporation (6552); Endeavour International Corporation (8389); Endeavour Colorado Corporation (0067); END Management Company (7578); Endeavour Energy New Ventures Inc. (7563); Endeavour Energy Luxembourg S.à r.l. (2113). The Debtors’ principal offices are located at 811 Main Street, Suite 2100, Houston, Texas 77002.

[2]	Capitalized terms used, but not otherwise defined, in this timeline shall have the meaning ascribed to such terms in the Bid Procedures. To the extent there are any ambiguities or inconsistencies between this summary and the Bid Procedures, the terms of the Bid Procedures shall govern in all respects.

[3]	The description provided herein is for the convenience of the Court and parties in interest. All capitalized terms used in this summary but not otherwise defined herein shall have the meaning ascribed to such terms in the Bid Procedures. To the extent there are any ambiguities or inconsistencies between this summary and the Bid Procedures, the terms of the Bid Procedures shall govern in all respects.

No Previous Request

63. No previous request for the relief sought herein has been made by the Debtors to this or any other court.

WHEREFORE the Debtors respectfully request that the Court grant the relief requested herein and such other and further relief as it deems just and proper.

Dated:	April 29, 2015 Wilmington, Delaware

/s/ Zachary I. Shapiro
RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Zachary I. Shapiro (No. 5103)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
Email: collins@rlf.com
Email: shapiro@rlf.com

-and-
WEIL, GOTSHAL & MANGES LLP
Gary T. Holtzer
Stephen A. Youngman
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Email: gary.holtzer@weil.com
Email: stephen.youngman@weil.com
Attorneys for Debtors and Debtors in Possession

EXHIBIT A
Bid Procedures Order

Exhibit 1

Bid Procedures

Exhibit 2

Sale Notice

Exhibit 3

Notice of Assignment and Assumption

EXHIBIT B
Sale Order

Exhibit C
Asset Purchase Agreement